Exhibit 99.1

IRET Continues Strategic Transformation with Leadership Transition

- Mark O. Decker, Jr. Promoted to Chief Executive Officer; Timothy P. Mihalick to Retire -

- Jeffrey P. Caira Appointed Chairman of Board of Trustees -

- John A. Kirchmann Named Successor to Chief Financial Officer; Anne Olson Hired as General Counsel -

MINOT, N.D., April 27, 2017 — IRET (NYSE: IRET), in a continuation of its strategic transformation to a multifamily company, today announced changes to its management team and board leadership.

After 36 years of service, Timothy P. Mihalick announced that he is retiring from the Company effective immediately. The Board of Trustees promoted Mark O. Decker, Jr. to the role of Chief Executive Officer in addition to President, the position he currently holds. Additionally, the Board of Trustees appointed Jeffrey P. Caira as its new Chairman effective immediately. Jeffrey L. Miller, the previous Chairman, will continue as a member of the Board of Trustees.

In conjunction with the retirement of Mr. Mihalick and appointment of Mr. Decker, the following leadership changes were also announced: Diane K. Bryantt, Executive Vice President and Chief Operating Officer, will retire from the Company effective immediately. John A. Kirchmann has been named Executive Vice President and will succeed Ted E. Holmes as Chief Financial Officer. Anne Olson has been named General Counsel and Corporate Secretary. Chief Financial Officer Ted E. Holmes and General Counsel Michael A. Bosh will remain with the Company for a short period to ensure an orderly transition to Mr. Kirchmann and Ms. Olson, respectively. Mr. Holmes will continue to work for the Company until the fiscal year 2017 audit is completed and IRET files its Annual Report on Form 10-K for the fiscal year ending April 30, 2017.

“Having had the privilege of working with the team here at IRET for over three decades, I am proud of our accomplishments and pleased that Mark, a talented real estate executive, will be leading a new management team that will continue IRET’s strategic transformation toward being a premier multifamily company,” stated Timothy P. Mihalick.

“We are grateful to Tim for his service and leadership over the past 36 years, including the past eight as Chief Executive Officer. Additionally, the Board thanks Diane, Ted, and Mike for their many important contributions and wishes them well in their future endeavors. The Board and Tim recognize that the Company is entering a new phase of its transformation and are pleased to have Mark assume the leadership role as Chief Executive Officer. As Chairman, I am eager to partner with Mark to guide IRET through its next phase of growth,” stated Jeffrey P. Caira, Chairman of Board of Trustees of IRET.

“I am humbled by the confidence placed in me by Tim and the Board and appreciate the support IRET receives from its loyal shareholders. I would also like to thank Tim, Diane, Ted, and Mike for their dedication and efforts in positioning IRET to become a premier multifamily company, as well as all of our IRET associates who have worked tirelessly to help the Company reach this point. There is much opportunity and hard work ahead, and I am excited to lead IRET in the next phase of its transformation,” stated Mark O. Decker, Jr., Chief Executive Officer.

Mr. Decker, Mr. Kirchmann and Ms. Olson will be based in IRET’s Minneapolis office, with the Company maintaining its significant presence in Minot, ND. As a part of this transition, the responsibilities of the Chief Operating Officer and Chief Investment Officer will be handled by the senior leadership team and other seasoned executives at IRET. With these changes, and other planned reductions in overhead, the Company expects to reduce its general and administrative expenses by approximately $3.5 to $4.0 million on an annual basis. The Company expects to incur a net charge of $0.4 to $0.7 million in the fiscal fourth quarter of 2017 related to these changes. The gross charges include severance and other related costs, a portion of which will be offset by the reversal of accruals currently on the Company’s books for deferred compensation.

About Mark O. Decker, Jr.

Mr. Decker was appointed President and Chief Investment Officer of IRET in August 2016. Previously, he served as Managing Director and US Group Head of Real Estate Investment & Corporate Banking at BMO Capital Markets, where he helped grow the platform into an active participant in real estate debt, equity and M&A transactions. He worked for nearly 16 years as a real estate investment banker at BMO Capital Markets, Robert W. Baird & Co. and Ferris, Baker Watts and during that time, was involved in more than $90 billion in real estate capital markets and advisory transactions. Prior to that, Mr. Decker started his career in banking in Friedman, Billings, Ramsey & Co., Inc.’s Financial Institutions Group. Mr. Decker holds a B.A. in History from the College of William & Mary.

About Jeffrey P. Caira

Mr. Caira joined the IRET Board of Trustees in 2015. He has over 30 years of experience in the real estate industry and ten years of experience in serving on boards of directors. He was most recently a Director — Co-Portfolio Manager at AEW Capital Management for ten years, on the North American Diversified Strategy, a multi-billion dollar real estate securities portfolio. Prior to that, Mr. Caira served as a Vice President — Portfolio Manager and Senior Analyst for Pioneer Investment Management, Inc., managing the U.S. real estate sector fund; and Vice President — Senior Equity Research Analyst for RBC Dain Rauscher, Inc. (formerly Tucker Anthony), covering equity REITs. Mr. Caira graduated from the University of Notre Dame and holds a Master of Business Administration degree from the Kellogg School of Management.

About John A. Kirchmann

Mr. Kirchmann served as Vice President of Operations Support at Essex Property Trust, a NYSE-listed multifamily REIT, until July 2016 where he was responsible for the oversight of revenue management and ancillary income, procurement, and other functions. From 2007 to 2011, he served as Corporate Controller & Corporate Treasurer at Essex, where he oversaw property and corporate accounting functions, treasury management, and re-engineered and implemented new technology and systems. He has been a private consultant since July 2016, providing executive accounting and operations services to publicly traded companies, one of which was IRET. Mr. Kirchmann started his career at KPMG. He received a B.A. in Business Administration with a Concentration in Accounting from Coe College.

About Anne Olson

Ms. Olson has been in the private practice of law since 2011, recently as a Partner in Dorsey & Whitney LLP’s Real Estate Practice Group, where she focuses on development and investment real estate for publicly traded and publicly registered REITs, including IRET, as well as private equity funds and national developers and owners. Prior to 2011, Ms. Olson served as Director of Investment Operations and in-house counsel for Welsh Companies, LLC and its affiliates, including providing leadership in the growth of its asset portfolio and development of a successful capital markets strategy. Ms. Olson began her legal career practicing real estate law at Dorsey & Whitney LLP. She holds a B.A in English from Drake University and earned her J.D. with highest honors from Drake University Law School.

About IRET

IRET focuses on the acquisition, development, redevelopment and management of multifamily communities located primarily in select growth markets throughout the Midwest. As of January 31, 2017, IRET owned interests in 130 properties that were held for investment, consisting of: (1) 86 multifamily properties consisting of 12,813 units, and (2) 44 commercial properties, including 30 healthcare properties, containing a total of approximately 2.7 million square feet of leasable space.  IRET’s common shares and Series B preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: IRET and IRETPRB, respectively). IRET’s press releases and supplemental information are available on its website at www.iret.com or by contacting Investor Relations at 701-837-7104.